Exhibit 99.1

Royal Gold Provides 2025 Guidance for Sales, DD&A and Effective Tax Rate

DENVER, COLORADO. MARCH 13, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today its guidance for calendar year 2025 total stream and royalty sales volume, depletion, depreciation and amortization expense (“DD&A”), and effective tax rate.

In keeping with prior practice, sales guidance for 2025 is provided on a sales volume basis to improve transparency and avoid the effect of volatile commodity prices in the conversion of revenue to gold equivalent ounces1 (“GEOs”). Sales volume for stream interests represents physical metal sold, and sales volume for royalty interests represents royalty revenue received divided by the average metal price for the relevant period.

Royal Gold expects 2025 sales volume, DD&A and effective tax rate to be as follows:

2025 Guidance January 1 – December 31, 2025
Total Sales:
Gold	210,000 – 230,000 oz
Silver	2.7 – 3.3 M oz
Copper	13.5 – 16.0 M lb
Other Metals	$18.0 – $21.0 M
DD&A	$126 – 142 M
Effective Tax Rate	17 – 22%

Gold, silver and copper are expected to provide the majority of 2025 revenue. Sales from other metals are expected to be relatively minor and the range provided assumes 2025 prices of $6.75/lb for nickel, $0.85/lb for lead, and $1.20/lb for zinc, which are the metals that are expected to provide most of this component of sales. Sales volumes are expected to be split approximately 45%/55% between the first half and second half of 2025.

The 2025 sales guidance is calculated based on a review of confidential information and production forecasts provided to Royal Gold from certain operating counterparties, and publicly available production forecasts for those interests where Royal Gold does not have rights to receive confidential information. Certain of these third-party forecasts have been adjusted by Royal Gold based on management’s experience.

This guidance is based on the following assumptions with respect to our Principal Properties2:
•Sales from Mount Milligan metal deliveries include a normal-course lag between production and stream deliveries of approximately 6 months, and lower Q4 2024 Mount Milligan gold production is expected to impact Royal Gold sales in the first half of 2025.
•Ramp-up of gold recovery and plant throughput at the Pueblo Viejo mine is expected to continue in 2025 before reaching steady state levels in 2026 and 2028, respectively, and 2025 sales are expected to be impacted by a 35-day shutdown in the first quarter. Continued deferral of silver deliveries with no material deliveries of the outstanding balance of deferred silver is expected in 2025 as Barrick Gold Corporation (“Barrick”) targets completion of a silver recovery improvement project in the fourth quarter of 2025. Silver delivery levels expected from Pueblo Viejo are the primary driver of lower overall silver sales guidance for 2025.
•An overall average royalty rate on gold production from the Cortez Complex of approximately 3.1%, which is applicable to Barrick’s gold production guidance of approximately 680,000 to 765,000 ounces. The average royalty rate payable to Royal Gold depends on where ounces are produced across the Cortez Complex, as Royal
1 Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2 As of December 31, 2024, we determined that four of our stream and royalty interests are material to our business: Andacollo, Cortez, Mount Milligan and Pueblo Viejo. Please see our Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC”) on February 13, 2025 (the “2024 Form 10-K”) for additional information regarding our Principal Properties.

Gold’s royalty rates over the Cortez Complex include an approximate 9.4% gross royalty rate at the Legacy Zone and approximate gross royalty rates ranging from 0.45% to 2.2% at the CC Zone. The overall average royalty rate payable to Royal Gold was approximately 3.9% in 2024 and 5.1% in 2023.
•Higher gold production at Andacollo in 2025 compared to 2024 due to the implementation of plans to increase water availability in 2024 that allow mill throughput rates consistent with the mine plan. Teck Resources Limited expects the mid-point of 2025 copper production guidance to be approximately 26% higher than actual production in 2024, and gold production at Andacollo has historically tended to track copper production due to a relatively high correlation between gold and copper grades. There is a normal-course lag between mine production and stream deliveries to Royal Gold of approximately 6 months.

In addition to the Principal Properties, notable production assumptions for other assets in the portfolio include:

•Higher gold production due to mining in the higher gold content Peñasco pit, and lower silver, lead and zinc production due to reduced mining in the Chile Colorado pit at Peñasquito.
•Gold production guidance provided by Chifeng Gold at the Wassa mine of approximately 200,000 ounces for 2025.
•Gold production guidance provided by New Gold Inc. at the Rainy River mine of between 265,000 and 295,000 ounces for 2025.
•Higher silver production at the Khoemacau mine due to an increase in copper production by approximately 21% to the midpoint of 2025 guidance compared to actual production in 2024. There is a relatively strong correlation between silver and copper grades and production at Khoemacau.
•New royalty revenue from the Back River mine at an initial 0.7% net smelter return royalty rate. B2Gold Corporation expects to pour first gold at the Back River mine in Q2 2025 and ramp-up to commercial production in Q3 2025, with gold production of between 120,000 and 150,000 ounces in 2025.
Gold deliveries relating to the Mount Milligan Cost Support Agreement, which was entered into on February 13, 2024, are not included in sales guidance. Royal Gold expects the first delivery of 11,111 ounces of the 50,000 ounce Deferred Gold Consideration3 in Q3 2025. Deliveries of the Deferred Gold Consideration will be accounted for as Other Revenue and the deliveries do not require cash payment.

The 2025 Effective Tax Rate guidance assumes no unusual or discrete tax items and no changes in laws or regulations or their interpretation in the jurisdictions where we pay taxes.

This guidance also assumes no new royalty or stream contributions from potential acquisitions that may be completed during 2025.

Corporate Profile
Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2024, the Company owned interests on 175 properties on five continents, including interests on 42 producing mines and 18 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660
Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our estimated total sales volume for gold, silver, copper, and other metals, DD&A, and effective tax rate for the year ended December 31, 2025, and the assumptions made in determining those estimates; the estimated timing of sales over 2025;
3 Refer to press release “Royal Gold Announces Additional Agreement with Centerra that Provides for Mine Life Extension at Mount Milligan,” issued February 14, 2024, for a full description of the Deferred Gold Consideration.

the timing and amount of future benefits from the Mount Milligan Cost Support Agreement; and anticipated developments with respect to our Principal Properties and other properties on which we hold stream or royalty interests. Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions, or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the SEC, including our 2024 Form 10-K. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements. Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statements Regarding Third-Party Information: The guidance and the disclosures herein relating to properties and operations on the properties in which we hold stream or royalty interests are based in most cases on information publicly disclosed by the operators of these properties and information available in the public domain. Additionally, we may from time to time receive information from operators that is not publicly disclosed by the operators. For example, production estimates for some of the properties in which we hold stream or royalty interests are based on information provided to us directly by operators but that is not publicly disclosed by the operators. We do not independently prepare or verify information publicly disclosed by or provided directly to us by the operators, and, as the holder of stream and royalty interests, we do not have access to the properties or operations or to sufficient data to do so. In certain cases, operators disclose information to us that we are not permitted ourselves to disclose to the public. We are dependent on the operators of the properties to provide information to us. There can be no assurance that such third-party information is complete or accurate.

Our stream and royalty interests often cover only a portion of the publicly reported mineral reserves, mineral resources, and production of a property or operation, and information publicly reported by operators may relate to a larger property or operation than the area covered by our stream or royalty interest. There are numerous uncertainties inherent in estimates of mineral reserves, mineral resources, and production, many of which are outside the operators’ control. As a result, estimates of mineral reserves, mineral resources, and production are subjective and necessarily depend upon a number of assumptions, including, among others, reliability of historical data, geologic and mining conditions, metallurgical recovery, metal prices, operating costs, capital expenditures, development and reclamation costs, mining technology improvements, and the effects of government regulation. Mineral resources are subject to future exploration and development and associated risks and may never convert to mineral reserves. If any of the assumptions that operators make in connection with estimates of mineral reserves, mineral resources, or production are incorrect, actual production could be significantly lower than estimated, which could adversely affect our future revenue and the value of our investments, as well as our guidance for a given period. In addition, if operators’ estimates with respect to the timing of production are incorrect, we may experience variances in expected revenue from period to period and shortfalls in our guidance.
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